Exhibit 3.80

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:57 AM 12/14/2010
FILED 07:50 AM 12/14/2010
SRV 101182776 - 4493449 FILE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

UNIVERSALPEGASUS INTERNATIONAL, INC.

UniversalPegasus International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The name of the corporation is UniversalPegasus International, Inc., a Delaware corporation (the “Corporation”). The original name of the Corporation was UP Holdings Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on January 23, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on February 8, 2008. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on September 28, 2009.

TWO: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). this Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

THREE: This Second Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

FOUR: The text of the Second Amended and Restated Certificate of Incorporation of the Corporation in its entirety is as follows:

I.

The name of the corporation is UniversalPegasus International, Inc. (the “Corporation”).

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

III.

The registered office of the Corporation shall be located in the State of Delaware, located at 1209 Orange Street, in the City of Wilmington, County of New Castle, and its registered agent at such address is THE CORPORATION TRUST COMPANY.

IV.

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 31,758,000, 18,958,000 shares of which shall be Common Stock (the “Common Stock”) and 12,800,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0,001 per share and the Common Stock shall have a par value of $0,001 per share.

B. 15,279,000 of the authorized shares of Common Stock are hereby designated “Voting Common Stock” (the “Voting Common Stock”) and 3,679,000 of the authorized shares of Common Stock are hereby designated “Non-Voting Common Stock” (the “Non-Voting Common Stock”).

C. 800,000 of the authorized shares of Preferred Stock are hereby designated “Series AA Redeemable Preferred” (the “Series AA Preferred”). 10,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Redeemable Preferred” (the “Series A-1 Preferred”) and 2,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B-1 Contingent Preferred” (the “Series B-1 Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series AA Preferred, Series A-1 Preferred, Series B-1 Preferred, the Voting Common Stock and Non-Voting Common Stock are as follows:

1. Dividend Rights.

a. Series AA Preferred and Series A-1 Preferred, Holders of the Series AA Preferred shall be entitled to receive in preference to the holders of the Corporation’s Junior Securities and holders of the Series A-1 Preferred, dividends which shall be cumulative and shall accrue on the Series AA Preferred at the rate of 8.0% per annum (compounding on an annual basis) on the Series AA Original Preferred Issue Price (the “Mandatory Series AA Cumulative Dividend”), out of funds legally available therefor. The “Series AA Original Preferred Issue Price” per share is $24.98, as adjusted for any future stock splits, stock combinations, stock dividends or similar transactions of or with respect to the Series AA Preferred. Holders of the Series A-1 Preferred shall be entitled to receive in preference to the holders of the Corporation’s Junior Securities, dividends which shall be cumulative and shall accrue on the Series A-1 Preferred at the rate of 8.0% per annum (compounding on an annual basis) on the Series A-1 Original Preferred Issue Price (the “Mandatory Series A-1 Cumulative Dividend” and collectively with the Mandatory Series AA Cumulative Dividend, the “Mandatory Cumulative Dividends”), out of funds legally available therefor. The “Series A-1 Original Preferred Issue Price” per share is $27.28, as adjusted for any future stock splits, stock combinations, stock dividends or similar transactions of or with respect to the Series A-1 Preferred. To the extent not paid, the Mandatory Cumulative Dividends shall accumulate whether or not declared.

b. Restrictions on Dividends or Distributions. No dividends or distributions shall be paid on the Series A-1 Preferred or on Junior Securities (other than dividends payable solely in shares of Common Stock) unless the Corporation shall have first redeemed, in accordance with Section D(5), all outstanding Series AA Preferred at a price per share equal to the Series AA Liquidation Value. In addition, no dividends or distributions shall be paid on Junior Securities (other than dividends payable solely in shares of Common Stock) unless the Corporation shall also declare and pay to the holders of the Series A-1 Preferred, at the same time that it declares and pays such dividends to the holders of the Junior Securities, dividends equal to all accrued and unpaid dividends on the Series A-1 Preferred.

c. Common Stock. Subject to Section D(l)(b), and subject to any other provision herein, holders of Voting Common Stock and Non-Voting Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the Corporation) or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Voting Common Stock shall be paid or distributed with respect to Voting Common Stock and only shares of Non-Voting Common Stock shall be paid or distributed with respect to Non-Voting Common Stock. The number of shares of Voting Common Stock and Non-Voting Common Stock so distributed on each outstanding share shall be equal in number. Neither the shares of Voting Common Stock nor the shares of Non-Voting Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class. For purposes of clarity, in the event that no shares of a class of Common Stock are outstanding at the time of any dividend or distribution payable in Common Stock or any reclassification, subdivision or combination of a class of Common Stock, this paragraph D(1)(c) shall not require such dividend or distribution to be paid or made with respect to, or such reclassification, subdivision or combination to apply to, any such class of Common Stock that is not outstanding.

2. Voting Rights.

a. General Rights. Except as provided in Section D(2)(b), or as otherwise required by law, the holders of Series AA Preferred and Series A-1 Preferred shall not be entitled to vote. The holders of Voting Common Stock shall be entitled to one vote in respect of each share of Voting Common Stock held of record on all matters submitted to a vote of the stockholders generally. Except as otherwise may be required by law, the holders of the Non-Voting Common Stock and the Series B-1 Preferred (including Series B-1 Convertible Preferred defined in Section D(7)(a)) shall have no voting power or voting rights, and no holder thereof shall vote thereon or be entitled to receive notice of any meeting of the stockholders.

b. Separate Vote of Series AA Preferred and Series A-1 Preferred, In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of each of the Series AA Preferred and Series A-1 Preferred, each voting together as separate classes, shall be necessary to approve or ratify the actions listed below:

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including, but not limited to, a certificate of designation);

(ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

(iii) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Securities, other than a distribution made in compliance with Section D(1)(b); provided, however, that the Corporation may repurchase shares of Preferred Stock and/or Common Stock from present or former employees, officers, directors, consultants or other persons performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events, including, without limitation, the termination of employment;

(iv) Any voluntary dissolution or liquidation of the Corporation, recapitalization of the Corporation (other than a transaction pursuant to which all shares of the Series AA Preferred and Series A-1 Preferred are redeemed), any merger of the Corporation or any public offering of any of the Corporation’s securities;

(v) Any agreement by the Corporation or its stockholders regarding any sale of all or substantially all of the assets of the Corporation (other than a transaction pursuant to which all shares of the Series AA Preferred and Series A-1 Preferred are redeemed); and

(vi) Any decision to enter into a line of business other than selling or providing engineering design, staffing, surveying, contracting, project or construction management and administrative services or any similar services.

In addition to the foregoing, the vote or written consent of the holders of a majority of the outstanding shares of the Series AA Preferred, voting as a single class, shall be necessary to approve or ratify any redemption, repurchase, payment of dividends or other distributions with respect to the Series A-1 Preferred; provided, however, that the Corporation may repurchase shares of Series A-1 Preferred from present or former employees, officers, directors, consultants or other persons performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including, without limitation, the termination of employment.

3. Liquidation Rights.

The Preferred Stock and Common Stock shall have the following liquidation rights:

a. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), before any distribution or payment shall be made to the holders of any Series A-1 Preferred or any Junior Securities, the holders of Series AA Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series AA Preferred equal to the Series AA Liquidation Value. The “Series AA Liquidation Value” per share shall be equal to $62.50, as adjusted for any future stock splits, stock combinations, stock dividends, or similar transactions of or with respect to the Series AA Preferred, plus all accrued and unpaid dividends thereon as provided in Section D(1)(a). If, upon any Liquidation, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series AA Preferred, then such assets shall be distributed among the holders of Series AA Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled upon such Liquidation.

b. Upon any Liquidation, before any distribution or payment shall be made to the holders of any Junior Securities (other than shares of Series B-1 Preferred), the holders of Series A-1 Preferred and Series B-1 Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series A-1 Preferred and Series B-1 Preferred equal to the Series A-1 Liquidation Value and Series B-1 Liquidation Value, respectively. The “Series A-1 Liquidation Value” per share shall be equal to the Series A-1 Original Preferred Issue Price of $27.28 per share, as adjusted for any future stock splits, stock combinations, stock dividends, or similar transactions of or with respect to the Series A-1 Preferred, plus all accrued and unpaid dividends thereon as provided in Section D(1)(a). The “Series B-1 Liquidation Value” per share shall be equal to $0.01, as adjusted for any future stock splits, stock combinations, stock dividends, or similar transactions of or with respect to the Series B-1 Preferred, plus all accrued or declared but unpaid dividends thereon. Subject to Section D(1), if upon any Liquidation, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A-1 Preferred and Series B-1 Preferred, then such assets shall be distributed among the holders of Series A-1 Preferred and Series B-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled upon such Liquidation.

c. Upon a Liquidation, after the Corporation has made the full payment or distribution provided for in Sections D(3)(a) and D(3)(b) above, thereafter all payments and distributions shall be paid to the holders of Junior Securities (other than shares of Series B-1 Preferred), in accordance with their respective liquidation preferences, if any, and if no Junior Securities have any liquidation preferences, all payments and distributions shall be paid to the holders of Junior Securities (other than shares of Series B-1 Preferred), on a pro rata basis.

d. For purposes of this Section D(3), Series B-1 Convertible Preferred (defined in Section D(7)(a) below) shall be treated on an as-converted to Non-Voting Common Stock basis and not paid any liquidation preference.

c. If the consideration to be received pursuant to this Section D(3) is other than cash, its value will be determined as follows:

(i) Securities not subject to an investment letter or other similar restrictions on free marketability:

(1) If actively traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 trading-day period ending three trading days prior to the closing of the Liquidation;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 trading-day period ending three trading days prior to the closing of the Liquidation; and

(3) If there is no active public market, the value shall be the Fair Value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Series AA Preferred and Series A-1 Preferred, voting as separate classes. If the Corporation and such holders cannot agree on such Fair Value, such Fair Value shall be determined by the Board in good faith.

(ii) The method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be to make an appropriate discount from the value determined as above in Section D(3)(d)(i) (1), (2) or (3) to reflect the approximate Fair Value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Series AA Preferred and Series A-1 Preferred, voting as separate classes. If the Corporation and such holders cannot agree on such Fair Value, such Fair Value shall be determined by the Board in good faith.

4. Reorganization, Consolidation or Certain Mergers. Except as shall otherwise be approved by a majority of the votes entitled to be cast by the holders of each class of Common Stock voting separately as a class, in case of (i) any reorganization, (ii) any consolidation of the Corporation with one or more other corporations or other entities or (iii) a merger of the Corporation with another corporation or other entity in which shares of Voting Common Stock or Non-Voting Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash) and in which, after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Board immediately prior to the merger do not continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board, each holder of a share of Voting Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Non-Voting Common Stock, and each holder of a share of Non-Voting Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Voting Common Stock. In the event that the holders of Voting Common Stock (or of Non-Voting Common Stock) are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Voting Common Stock and holders of Non-Voting Common Stock are granted substantially identical election rights.

5. Redemption of Series AA Preferred.

a. Optional Redemption. At any time, and from time to time, the Board may, in its sole discretion, redeem all or any portion of the outstanding Series AA Preferred at a price per share equal to the Series AA Liquidation Value. Any such redemption shall be prior to and in preference to any optional redemption by the Corporation of any outstanding shares of Series A-1 Preferred or any Junior Securities and shall be effected by the Corporation’s delivery of written notice of such election to holders of the Series AA Preferred.

b. Mandatory Redemption. Upon any Change in Ownership, a Fundamental Change or an Organic Change, the Corporation shall be required to redeem all, but not less than all of the then outstanding Series AA Preferred Stock at a price per share equal to the Series AA Liquidation Value. Any such redemption shall be prior to and in preference to any mandatory redemption by the Corporation of any outstanding shares of Series A-1 Preferred or any Junior Securities and shall be effected by the Corporation’s delivery of written notice of such election to holders of the Series AA Preferred.

c. Redemption Payments. For each share of Series AA Preferred which is to be redeemed under this Section D(5), the Corporation shall be obligated on the Series AA Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series AA Preferred) an amount in cash equal to the Series AA Liquidation Value. If the funds of the Corporation legally available for redemption of Series AA Preferred on any Series AA Redemption Date are insufficient to redeem the total number of Series AA Preferred to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series AA Preferred pro rata among the holders of the Series AA Preferred to be redeemed based upon the aggregate Series AA Liquidation Value held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series AA Preferred, such funds shall immediately be used to redeem the balance of the Series AA Preferred which the Corporation has become obligated to redeem on any Series AA Redemption Date but which it has not redeemed. All redemption payments shall be made on a pro rata basis among the holders of the Series AA Preferred. The “Series AA Redemption Date” shall mean the applicable date specified in the notice of redemption delivered by the Corporation to the holders of the Series AA Preferred; provided, that, no such date shall be a Series AA Redemption Date unless the Series AA Liquidation Value is actually paid and delivered in full on such date, and if not so paid and delivered in full, the Series AA Redemption Date shall be the date on which such amount is fully paid and delivered.

d. Redeemed or Otherwise Acquired Series AA Preferred. Any Series AA Preferred which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

6. Redemption of Series A-1 Preferred.

a. Redemption Procedure.

(i) Effective upon the closing of a Public Offering, all of the outstanding Series A-1 Preferred shall be immediately redeemed, if not previously redeemed, at the Series A-1 Liquidation Value, without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

(ii) At any time, and from time to time, the Board may, in its sole discretion, redeem any or all of the outstanding Series A-1 Preferred pro rata among all holders of the Series A-1 Preferred at a price per share equal to the Series A-1 Liquidation Value.

(iii) Upon any of a Change in Ownership, a Fundamental Change or an Organic Change, the Series A-1 Preferred may, at the option of holders of at least a majority of the issued and outstanding Series A-1 Preferred, be redeemed as a class in accordance with Section D(6)(f) below. Notwithstanding any other provision hereof, if a redemption of Series A-1 Preferred is to be made in connection with a Change in Ownership, a Fundamental Change, or an Organic Change, the redemption of the Series A-1 Preferred may, at the election of the holders thereof, be conditioned upon the consummation of such transaction, in which case such redemption shall not be deemed to be effective until such transaction has been consummated.

(iv) Notwithstanding anything to the contrary contained herein, no share of Series A-1 Preferred shall be redeemed pursuant to this Section D(6) if such redemption would result in the violation of the terms or provisions of any credit facility or loan agreement of the Corporation or its Subsidiaries. Notwithstanding anything to the contrary contained herein, no share of Series A-1 Preferred shall be redeemed pursuant to this Section D(6) unless the Corporation shall have first redeemed, in accordance with Section D(5), all outstanding Series AA Preferred at a price per share equal to the Series AA Liquidation Value.

b. Redemption Payments. For each share of Series A-1 Preferred which is to be redeemed under this Section D(6), the Corporation shall be obligated on the Series A-1 Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A-1 Preferred) an amount in cash equal to the Series A-1 Liquidation Value. If the funds of the Corporation legally available for redemption of Series A-1 Preferred on any Series A-1 Redemption Date are insufficient to redeem the total number of Series A-1 Preferred to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A-1 Preferred pro rata among the holders of the Series A-1 Preferred to be redeemed based upon the aggregate Series A-1 Liquidation Value held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A-1 Preferred, such funds shall immediately be used to redeem the balance of the Series A-1 Preferred which the Corporation has become obligated to redeem on any Series A-1 Redemption Date but which it has not redeemed. All redemption payments shall be made on a pro rata basis among the holders of the Series A-1 Preferred.

c. Dividends After Series A-1 Redemption Date. No dividends shall accrue on a share of Series A-1 Preferred after the date on which the Series A-1 Liquidation Value is paid to the holder of such share of Series A-1 Preferred. On such date, all rights of the holder of such Series A-1 Preferred shall cease, and such Series A-1 Preferred shall no longer be deemed to be issued and outstanding.

d. Redeemed or Otherwise Acquired Series A-1 Preferred. Except as otherwise set forth in the Stockholders Agreement, any shares of Series A-1 Preferred that are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

e. Payment of Accrued Dividends. Except as otherwise set forth in the Stockholders Agreement, the Corporation may not redeem any Series A-1 Preferred unless all dividends accrued on all outstanding Series A-1 Preferred through the date of such redemption have been declared and paid in full.

f. Optional Redemption.

(i) If a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership, notifying each holder of Series A-1 Preferred of the right of the holders of the Series A-1 Preferred to require the Corporation to redeem such shares in accordance with this Section D(6) and describing in reasonable detail the material terms and anticipated date of consummation thereof to each holder of Series A-1 Preferred not less than 15 days prior to the consummation of such Change in Ownership. The Corporation shall give each holder of Series A-1 Preferred prompt written notice of any material change in the terms or timing of such transaction. Holders representing at least a majority of the issued and outstanding Series A-1 Preferred may require the Corporation to redeem all or any portion of the issued and outstanding Series A-1 Preferred, on a pro rata basis, at a price per share equal to the Series A-1 Liquidation Value by giving written notice to the Corporation of such election prior to the later of (1) 15 days after delivery of the Corporation’s notice and (2) 15 days prior to the consummation of the Change in Ownership.

Upon receipt of such election, the Corporation shall be obligated to redeem the aggregate percentage of Series A-1 Preferred specified in the election notice ratably among the holders thereof specified therein no later than the occurrence of the Change in Ownership. If any proposed Change in Ownership docs not occur, any request for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, holders representing at least a majority of the issued and outstanding Series A-1 Preferred may rescind such holders’ request for redemption by giving written notice of such rescission to the Corporation.

(ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change, notifying each holder of Series A-1 Preferred of the right of the holders of Series A-1 Preferred to require the Corporation to redeem such shares in accordance with this Section D(6) and describing in reasonable detail the material terms and anticipated date of consummation thereof to each holder of Series A-1 Preferred not less than 15 days prior to the consummation of such Fundamental Change. The Corporation shall give each holder of Series A-1 Preferred prompt written notice of any material change in the terms or timing of such transaction. Holders representing at least a majority of the issued and outstanding Series A-1 Preferred may require the Corporation to redeem all or any portion of the issued and outstanding Series A-1 Preferred, on a pro rata basis, at a price per share equal to the Series A-1 Liquidation Value by giving written notice to the Corporation of such election prior to the later of (1)15 days after delivery of notice by the Corporation, or (2) 15 days prior to the consummation of the Fundamental Change.

Upon receipt of such election, the Corporation shall be obligated to redeem the aggregate percentage of Series A-1 Preferred specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, any request for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, holders representing at least a majority of the issued and outstanding Series A-1 Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

(iii) If an Organic Change is proposed to occur, the Corporation shall give written notice of such Organic Change, notifying each holder of Series A-1 Preferred of the right of the holders of Series A-1 Preferred to require the Corporation to redeem such shares in accordance with this Section D(6) and describing in reasonable detail the material terms and anticipated date of consummation thereof to each holder of Series A-1 Preferred not less than 15 days prior to the consummation of such Organic Change. The Corporation shall give each holder of Series A-1 Preferred prompt written notice of any material change in the terms or timing of such transaction. Holders representing at least a majority of the issued and outstanding Series A-1 Preferred may require the Corporation to redeem all or any portion of the issued and outstanding Series A-1 Preferred, on a pro rata basis, at a price per share equal to the Series A-1 Liquidation Value by giving written notice to the Corporation of such election prior to the later of (1) 15 days after delivery of notice by the Corporation, or (2) 15 days prior to the consummation of the Organic Change.

Upon receipt of such election, the Corporation shall be obligated to redeem the aggregate percentage of Series A-1 Preferred specified in such election ratably among the holders thereof specified therein upon the consummation of such Organic Change. If any proposed Organic Change does not occur, any request for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, holders representing at least a majority of the issued and outstanding Series A-1 Preferred may rescind such holders’ request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

g. Repurchase Pursuant to Stockholders Agreement. Notwithstanding any other provision hereof to the contrary, this Section D(6) shall not apply to any purchase of Series A-1 Preferred by the Corporation in accordance with Section 5 of the Stockholders Agreement.

7. Conversion Rights of Series B-1 Preferred.

The holders of the Series B-1 Preferred shall have the following rights with respect to the conversion of the Series B-1 Preferred into shares of Non-Voting Common Stock.

a. Series B-1 Preferred Contingent Conversion. Subject to and in compliance with the provisions of this Section D(7), shares of the Series B-1 Preferred that have satisfied the conditions set forth in Section D(7)(n) (such shares satisfying such conditions are referred to herein as the “Series B-1 Convertible Preferred”) may, at the option of the holder, be converted into fully-paid and nonassessable shares of Non-Voting Common Stock. Shares of Series B-1 Preferred, other than the Series B-1 Convertible Preferred, shall not be convertible. The number of shares of Non-Voting Common Stock to which a holder of Series B-1 Convertible Preferred shall be entitled upon conversion shall be the product obtained by multiplying its Series B-1 Conversion Rate then in effect (defined and determined by Section D(7)(b) below) by the number of shares of Series B-1 Convertible Preferred being converted.

b. Conversion Rate. The conversion rate in effect at any time for conversion of the Series B-1 Convertible Preferred (the “Series B-1 Conversion Rate”) shall be the quotient obtained by dividing its Series B-1 Original Preferred Issue Price by the Series B-1 Conversion Price calculated as provided in Section D(7)(c).

c. Series B- 1 Conversion Prices. The conversion price for each share of the Series B-1 Convertible Preferred (the “Series B-1 Conversion Price”) shall initially be $0.01. Such initial Series B-1 Conversion Price shall be adjusted from time to time in accordance with this Section D(7).

d. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the first issuance of the Series B-1 Preferred (the “Series B-1 Original Issue Date”) effect a subdivision of the outstanding shares of Common Stock, including Voting Common Stock and/or Non-Voting Common Stock into a larger number of shares, the Series B-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Series B-1 Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series B-1 Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section D(7)(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

e. Adjustment for Non-Voting Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Series B-1 Original Issue Date makes, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B-1 Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B-1 Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B-1 Conversion Price shall be adjusted pursuant to this Section D(7)(e) to reflect the actual payment of such dividend or distribution.

f. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Series B-1 Original Issue Date makes, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in cash, securities of the Corporation other than shares of Common Stock or other property, in each such event provision shall be made so that the holders of the Series B-1 Preferred shall receive upon conversion thereof, in addition to the number of shares of Non-Voting Common Stock receivable thereupon, the amount of cash, other securities or other property of the Corporation, which they would have received had the Series B-1 Preferred been converted into shares of Non-Voting Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section D(7) with respect to the rights of the holders of the Series B-1 Preferred or with respect to such other securities by their terms.

g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series B-1 Original Issue Date, the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section D(7)), in any such event each holder of Series B-1 Convertible Preferred shall have the right to receive upon conversion thereof the kind and amount of stock and other securities or property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Non-Voting Common Stock into which such shares of Series B-1 Convertible Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

h. Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series B-1 Original Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section D(7)), as a part of such transaction provision shall be made so that the holders of the Series B-1 Convertible Preferred shall thereafter be entitled to receive upon conversion of such Series B-1 Convertible Preferred the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Non-Voting Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section D(7) with respect to the rights of the holders of Series B-1 Convertible Preferred after the capital reorganization to the end that the provisions of this Section D(7) (including adjustment of the Series B-1 Conversion Price then in effect and the number of shares issuable upon conversion of the Series B-1 Convertible Preferred) shall be applicable after that event and be as nearly equivalent as practicable. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such transaction assumes, by written instrument, all the Corporation’s obligations hereunder.

i. Certificate of Adjustment. In each case of an adjustment or readjustment of the Series B-1 Conversion Price or the number of shares of Non-Voting Common Stock or other securities issuable upon conversion of the Series B-1 Convertible Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B-1 Convertible Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any additional shares of Non-Voting Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series B-1 Conversion Price in effect before and after such adjustment, (iii) the number of additional shares of Non-Voting Common Stock issued or sold or deemed to have been issued or sold, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B-1 Preferred.

j. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities in respect of any transaction that would result in an adjustment pursuant to this Section D(7), or (ii) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B-1 Preferred at least 15 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such transaction is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of shares of Non-Voting Common Stock (or other securities) that shall be entitled to exchange their shares of Non-Voting Common Stock (or other securities) for securities or other property deliverable upon such transaction.

k. Automatic Conversion. Each share of Series B-1 Convertible Preferred shall automatically be converted into shares of Non-Voting Common Stock immediately prior to the closing of a Liquidity Event.

1. Mechanics of Conversion.

(i) Optional Conversion. Each holder of Series B-1 Convertible Preferred who desires to convert the same into shares of Non-Voting Common Stock pursuant to this Section D(7) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such securities, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B-1 Convertible Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Non-Voting Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series B-1 Convertible Preferred to be converted, and the person entitled to receive the shares of Non-Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Non-Voting Common Stock on such date.

(ii) Automatic Conversion. Immediately prior to the occurrence of a Liquidity Event, the outstanding shares of Series B-1 Convertible Preferred shall be converted into that number of shares of Non-Voting Common Stock to which the holder is entitled automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Non-Voting Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B-1 Convertible Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series B-1 Convertible Preferred at the office of the Corporation or any transfer agent for such securities, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Non-Voting Common Stock into which the shares of Series B-1 Convertible Preferred surrendered were convertible on the date on which such automatic conversion occurred. Until surrendered as provided above, each certificate formerly representing shares of Series B-1 Convertible Preferred shall be deemed for all corporate purposes to represent the number of shares of Non-Voting Common Stock resulting from such automatic conversion.

m. Fractional Shares. No fractional shares of Non-Voting Common Stock shall be issued upon conversion of Series B-1 Convertible Preferred. All shares of Non-Voting Common Stock (including, fractions thereof) issuable upon conversion of more than one share of Series B-1 Convertible Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Fair Value of the Non-Voting Common Stock (as determined by the Board in good faith) on the date of conversion.

n. Series B-1 Conversion. The Series B-1 Preferred shall become Series B-1 Convertible Preferred and thereby become convertible into shares of Non-Voting Common Stock upon a Liquidity Event in accordance with the following provisions:

(i) If the Series A-1 Unit IRR is greater than or equal to 30%, all of the shares of Series B-1 Preferred shall be convertible.

(ii) If the Series A-1 Unit IRR is 20% or less, none of the shares of Series B-1 Preferred will be convertible.

(iii) If the Series A-1 Unit IRR is greater than 20%, but less than 30%, a portion of the Series B-1 Preferred shall be convertible into shares of Non-Voting Common Stock. The number of shares of Series B-1 Preferred held by each stockholder that will be convertible into shares of Non-Voting Common Stock shall be determined by the following formula:

Series A-1 Unit IRR (expressed as a %) minus 20%		Total Number of Series B-1
10%	times	Preferred held by
Stockholder

o. Series B-1 Redemption. If the shares of Series B-1 Preferred are not convertible into Non-Voting Common Stock in accordance with Section D(7)(n), such shares of Series B-1 Preferred shall be redeemed and canceled as of the closing of a Liquidity Event (the “Series B-1 Redemption Date”), without any further action by the holder of such shares, and thereafter such shares shall represent only the right to receive from the Corporation the payment in cash of the Series B-1 Original Preferred Issue Price in exchange therefor. Payment of the Series B-1 Original Preferred Issue Price to holders of the Series B-1 Preferred may be conditioned on the receipt by the Corporation from such holders of certificates evidencing the shares of Series B-1 Preferred. If the funds of the Corporation legally available for redemption of shares of Series B-1 Preferred on any Series B-1 Redemption Date are insufficient to redeem the total number of shares of Series B-1 Preferred to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum possible number of shares of Series B-1 Preferred pro rata among the holders of the Series B-1 Preferred to be redeemed based upon the aggregate Series B-1 Original Preferred Issue Price of such shares of Series B-1 Preferred held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B-1 Preferred, such funds shall immediately be used to redeem the balance of the shares of Series B-1 Preferred that the Corporation has become obligated to redeem on any Series B-1 Redemption Date but that it has not redeemed. Any shares of Series B-1 Preferred that are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred. Notwithstanding anything to the contrary contained herein, no share of Series B-1 Preferred shall be redeemed pursuant to this Section D(7)(o) if such redemption would result in the violation of the terms or provisions of any credit facility or loan agreement of the Corporation or its Subsidiaries.

8. Conversion of Non-Voting Common Stock.

a. Conversion Prior to Public Offering. Immediately prior to the closing of a Public Offering, and immediately following the conversion of outstanding shares of Series B-1 Convertible Preferred into shares of Non-Voting Common Stock in accordance with the terms of this Section D(8) and immediately after the issuance of any Non-Voting Common Stock following a Public Offering, each outstanding share of Non-Voting Common Stock shall be converted into a fully-paid and nonassessable share of Voting Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Voting Common Stock issuable upon such conversion unless the certificates evidencing such shares of Non-Voting Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Non-Voting Common Stock at the office of the Corporation or any transfer agent for such securities, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Voting Common Stock into which the shares of Non-Voting Common Stock surrendered were convertible on the date on which such automatic conversion occurred. Until surrendered as provided above, each certificate formerly representing shares of Non-Voting Common Stock shall be deemed for all corporate purposes to represent the number of shares of Voting Common Stock resulting from such automatic conversion.

b. Conversion Upon Certain Transfers. Upon the Transfer (as such term is defined in the Stockholders Agreement) of any shares of Non-Voting Common Stock pursuant to Section 4 of the Stockholders Agreement, but excluding in all instances any Transfer to a Management Stockholder or a Permitted Transferee (as such terms are defined in the Stockholders Agreement), such Transferred shares of Non-Voting Common Stock may, at the option of the holder, be converted into an equal number of fully-paid and nonasessable shares of Voting Common Stock. Each holder of Non-Voting Common Stock who desires to convert the same into shares of Voting Common Stock pursuant to this Section D(8)(b) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such securities, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Non-Voting Common Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Non-Voting Common Stock to be converted, and the person entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Voting Common Stock on such date.

9. Certain Definitions. The following terms shall have the indicated meanings:

a. “Board” means the board of directors of the Corporation.

b. “Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the holders of capital stock immediately prior to such sale, transfer or issuance, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board.

c. “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Voting Common Stock or Non-Voting Common Stock, as applicable, including the Series B-1 Convertible Preferred.

d. “Fair Market Value” means, with respect to the Series A-1 Preferred, the dollar value of (i) one share of Series A-1 Preferred, plus the Fair Value of all dividends and distributions previously paid with respect to one share of Series A-1 Preferred, and (ii) one share of Voting Common Stock as a result of the consummation of a Liquidity Event (after taking into account the Series B-1 Preferred which will become in connection with such Liquidity Event Series B-1 Convertible Preferred), plus the Fair Value of all dividends and distributions previously paid with respect to one share of Voting Common Stock.

e. “Fair Value” shall mean the value that would be obtained in an arm’s length transaction, between a willing buyer and a willing seller, under no compulsion to sell.

f. “Fundamental Change” means: (i) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business); or (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series AA Preferred and Series A-1 Preferred are not changed and are not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Board immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board.

g. “Junior Securities” means any capital stock or other equity securities of the Corporation other than the Series AA Preferred and the Series A-1 Preferred.

h. “Liquidity Event” shall mean the earliest to occur of a Public Offering, a Change in Ownership or a Fundamental Change.

i. “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) cash, stock, securities or other assets with respect to or in exchange for Common Stock.

j. “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust or an incorporated organization or association or other form of business enterprise or a governmental entity.

k. “Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

1. “Series A-1 Redemption Date” shall mean the date specified in the notice of any redemption at the holder’s option or the applicable date specified herein in the case of any other redemption; provided, that, no such date shall be a Series A-1 Redemption Date unless the Series A-1 Liquidation Value is actually paid in full on such date, and if not so paid in full, the Series A-1 Redemption Date shall be the date on which such amount is fully paid.

m. “Series A-1 Unit IRR” shall mean the annualized internal rate of return realized with respect to the value of one share of Series A-1 Preferred plus one share of Voting Common Stock based on a comparison of $27.29 to the Fair Market Value of one share of Series A-1 Preferred plus one share of Voting Common Stock, measured as of the Liquidity Event, and calculated using Microsoft Excel using the date specific XIRR function; provided, however, if such Fair Market Value is less than $47.76, then the Series A-1 Unit IRR shall be deemed to be zero. Transaction or management fees of the holders of Series A-1 Preferred will not be included in the calculation of the Series A-1 Unit IRR.

n. “Series B-1 Original Preferred Issue Price” shall mean $0.01.

o. “Stockholders Agreement” means the Stockholders Agreement by and among the Corporation and certain other stockholders named therein, as may be amended and supplemented from time to time.

p. “Subsidiary” means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is controlled by the Corporation through direct ownership of the stock or other proprietary interest of such business enterprise or indirectly through the ownership of stock or other proprietary interest in one or more other business enterprises which are connected with the Corporation by means of one or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

10. Preemptive Rights.

Stockholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

11. Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of its capital stock. Upon the surrender of any certificate representing its capital stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

12. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of its capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

13. Reservation of Common Stock Issuable Upon Conversion.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Convertible Securities, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Securities. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding Convertible Securities, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

14. Notices.

Any notice required by the provisions of this Article IV shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

15. Payment of Taxes.

The Corporation will pay all documentary, excise and similar taxes or governmental charges imposed by the Corporation upon the issuance of shares of Common Stock upon conversion of shares of Convertible Securities, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Convertible Securities so converted were registered.

16. No Dilution or Impairment.

The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

V.

The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VI.

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend or rescind the Bylaws of the Corporation.

VII.

Subject to the voting rights of the stockholders set forth in Article IV Section D(2)(b), above, and the Stockholders Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter permitted by statute and all rights at any time conferred upon stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article VII.

VIII.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that, this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article VIII shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

IX.

The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any and all of its directors under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL (including for actions of any such director in the capacity of an officer of the Corporation, if applicable), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Timothy J. Coughlon, its Vice President and Secretary, this 14th day of December, 2010.

/s/ Timothy J. Coughlon
Timothy J. Coughlon

[Signature Page to Second Amended and Restated Certificate of lncorporation]